Exhibit 99.1

Viad Corp Reports Results for the 2020 Third Quarter

Liquidity Position Remains Strong

•	Pursuit delivered stronger than expected performance with 60% occupancy despite ongoing border closures and other restrictions due to COVID-19
•	GES continued transformation efforts with additional cost structure improvements and ongoing focus on securing future business
•	Total available liquidity was $311 million as of September 30, 2020
•	Construction of FlyOver Las Vegas and Sky Lagoon attractions on track for opening in 2021

PHOENIX, October 29, 2020 -- Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and face-to-face events and marketing experiences, today reported financial results for the third quarter of 2020.

Steve Moster, president and chief executive officer, commented, “I am very proud of how our team has responded to the challenges presented by the COVID-19 pandemic, and I am pleased with our performance during a very difficult third quarter. We kept a keen focus on cash and finished the quarter with a strong liquidity position that will enable us to withstand the pandemic and position our businesses for greater success on the other side.”

Business Update

Regarding Pursuit, Moster commented, “We had a successful third quarter across Pursuit, with improving revenue trends. Each of our geographies successfully re-opened and delivered positive EBITDA during the quarter. Despite ongoing border closures and other restrictions, we saw Pursuit-wide revenue rise to about 40% of the prior year levels during August and September driven by strong demand from our domestic long haul, local and regional markets. Remarkably, some Pursuit experiences posted year-over-year growth in the quarter. Occupancy across Pursuit was 60% with select properties seeing higher average daily rates and RevPAR than 2019. These results demonstrate the resiliency of our business model, the strength of our Refresh, Build, Buy strategy, the value of iconic, inspiring and unforgettable experiences, and the determination of our team to prevail in the face of significant challenges.”

Regarding GES, Moster commented, “We are seeing strong interest from exhibitors and attendees to see live events resume. However, the ongoing pandemic and related government restrictions have kept the live events market largely closed. At GES, we have responded by reducing operating costs to minimal essential levels to preserve liquidity, and we are making structural changes to our delivery model that will yield ongoing cost-savings when revenues return. The market disruption caused by the pandemic has provided us a unique opportunity to accelerate the transformation of GES into a leaner, more flexible, and more profitable organization. I am very grateful to our team for responding rapidly to the

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challenges of the pandemic and making the difficult decisions necessary to ensure we weather the storm and emerge stronger.”

Third Quarter 2020 Results

Revenue was $63.1 million, down 82.2% from the 2019 third quarter reflecting the impact of the COVID-19 pandemic on event activity and long-distance leisure travel. As compared to the 2020 second quarter, revenue more than doubled as Pursuit entered its peak tourism season and experienced strong demand from its local and regional markets, while GES revenue remained at minimal levels. Net loss attributable to Viad was $30.8 million, versus income of $31.4 million in the 2019 third quarter. The 2020 net loss included restructuring charges of $11.3 million primarily related to cost-reduction efforts across GES. Adjusted segment operating loss* was $5.8 million, versus income of $56.0 million in the prior year quarter, and adjusted segment EBITDA* was $8.1 million, versus $72.3 million in the 2019 third quarter.

* Refer to Table 2 of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Moster commented, “The COVID-19 pandemic continues to have a meaningful impact on the live events industry and leisure travel, and our third quarter results reflect that reality. We continue to believe that virtual cannot replace the value of in-person experiences and interactions, and we are seeing positive signs for future demand. At GES, we’re seeing increased RFPs for corporate business and strong contract pacing for future events. At Pursuit, our 2021 bookings for many locations are pacing ahead of the same time last year. These are indicators that our guests and clients are eager to explore and convene when it is safe and possible to do so. That said, given the evolving, uncertain nature of COVID-19, it is not possible to predict how the pandemic and government reactions will continue to impact the events industry and the broader travel market. Accordingly, we will not be re-issuing financial guidance at this time.”

Liquidity and Capital Deployment

As of September 30, 2020, our total available liquidity was approximately $311 million, comprising $56.5 million in cash, $209.8 million of available capacity on our revolving credit facility, and an additional $45 million available to us through a delayed draw commitment from Crestview Partners. On August 5, 2020, we announced that Crestview Partners made an initial investment of $135 million in newly issued perpetual convertible preferred stock, with a delayed draw commitment of up to an additional $45 million. We also announced an amendment to our $450 million credit facility that waives our existing leverage ratio and interest coverage tests until the third quarter of 2022. During the waiver period, those tests are replaced by a minimum liquidity requirement of $125 million that drops to $100 million on December 31, 2020. That press release can be accessed on our website at www.viad.com.

Our third quarter cash flow from operations was an outflow of approximately $14.7 million, reflecting inflows from Pursuit that partially offset outflows at GES and corporate. Our cash flow from investing activities was a net inflow of approximately $9.6 million, which included proceeds of about $17.1 million from the sale of a GES warehouse and other assets, which more than offset capital expenditures of $7.5 million mainly at Pursuit.

As of September 30, 2020, our debt totaled $259.1 million, down from $475.1 million at the end of the second quarter. During the quarter, we repaid $217.0 million of our outstanding revolver balance bringing the total amount outstanding down to $230.5 million as of September 30, 2020. Our revolver matures in October 2023. The remaining debt balance at the end of the quarter primarily comprises financing lease obligations.

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Moster commented, “The actions we have taken to strengthen our liquidity position, including the capital investment from Crestview, $46 million raised through asset dispositions, aggressive cost reductions, and the amendment of our credit facility, put us on solid financial footing. Unlike many competitors, we are fortunate to be in a position of relative strength with the ability to resume important growth investments like FlyOver Las Vegas. Construction for this new attraction restarted in September and we are on track to have it open in the 2021 third quarter. Additionally, construction of our new Sky Lagoon attraction in Iceland remains on course for a second quarter 2021 opening.”

Moster concluded, “In this challenging and uncertain environment, we are being very selective about where we invest our precious capital. We are committed to closely managing cash flows to withstand the pandemic and return to a path of strong value creation for our shareholders.”

Conference Call Details

Viad will host a conference call on Thursday, October 29, 2020, at 5:00 p.m. (Eastern Time) to review third quarter 2020 results. To join the live conference call, please register at least 10 minutes before the start of the call using the following link: www.directeventreg.com/registration/event/3631458. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call. However, we recommend that you register a day in advance to ensure access for the full call.

A live audio webcast of the call will also be available in listen-only mode through the "Investors" section of our website. A replay of the webcast will be available on our website shortly after the call and, for a limited time, by calling (800) 585-8367 or (416) 621-4642 and entering the passcode 3631458.

About Viad

Viad (NYSE: VVI), a leading provider of experiential leisure travel and face-to-face events and marketing experiences, generates revenue and shareholder value through two businesses: Pursuit and GES. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, and Reykjavik, as well as new experiences in development in Las Vegas and Toronto. Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

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Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	travel industry disruptions;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	seasonality of our businesses;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, and other catastrophic events;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	liabilities relating to prior and discontinued operations;
•	adverse effects of show rotation on our periodic results and operating margins;
•	our exposure to currency exchange rate fluctuations;
•	our exposure to cybersecurity attacks and threats;
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data;
•	the effects of the United Kingdom’s exit from the European Union; and
•	changes affecting the London Inter-bank Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC and Item 1A, “Risk Factors,” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contact

Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE –QUARTERLY RESULTS

(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenue:
GES (Note A):
North America	$11,767	$185,124	$(173,357)	-93.6%	$273,423	$666,825	$(393,402)	-59.0%
EMEA	2,774	39,300	(36,526)	-92.9%	52,096	156,473	(104,377)	-66.7%
Intersegment eliminations	(284)	(5,724)	5,440	95.0%	(3,258)	(14,731)	11,473	77.9%
Total GES	14,257	218,700	(204,443)	-93.5%	322,261	808,567	(486,306)	-60.1%
Pursuit	48,815	135,043	(86,228)	-63.9%	67,602	201,119	(133,517)	-66.4%
Total revenue	$63,072	$353,743	$(290,671)	-82.2%	$389,863	$1,009,686	$(619,823)	-61.4%

Segment operating income (loss):
GES:
North America	$(10,986)	$(8,562)	$(2,424)	-28.3%	$(28,194)	$22,635	$(50,829)	**
EMEA	(7,262)	(3,024)	(4,238)	**	(11,256)	2,775	(14,031)	**
Total GES	(18,248)	(11,586)	(6,662)	-57.5%	(39,450)	25,410	(64,860)	**
Pursuit	11,467	66,392	(54,925)	-82.7%	(26,499)	64,710	(91,209)	**
Segment operating income (loss)	(6,781)	54,806	(61,587)	**	(65,949)	90,120	(156,069)	**
Corporate eliminations	16	16	—	0.0%	48	49	(1)	-2.0%
Corporate activities (Note B)	(2,645)	(2,680)	35	1.3%	(5,902)	(7,795)	1,893	24.3%
Restructuring charges (Note C)	(11,259)	(1,702)	(9,557)	**	(12,370)	(6,845)	(5,525)	-80.7%
Impairment charges (Note D)	(676)	—	(676)	**	(203,076)	—	(203,076)	**
Legal settlement (Note E)	—	—	—	**	—	(8,500)	8,500	-100.0%
Pension plan withdrawal (Note F)	—	—	—	**	(462)	(15,508)	15,046	97.0%
Other expense	(210)	(281)	71	25.3%	(894)	(1,192)	298	25.0%
Net interest expense (Note G)	(5,450)	(3,661)	(1,789)	-48.9%	(14,399)	(9,352)	(5,047)	-54.0%
Income (loss) from continuing operations before income taxes	(27,005)	46,498	(73,503)	**	(303,004)	40,977	(343,981)	**
Income tax expense (Note H)	(735)	(11,891)	11,156	93.8%	(20,454)	(10,861)	(9,593)	-88.3%
Income (loss) from continuing operations	(27,740)	34,607	(62,347)	**	(323,458)	30,116	(353,574)	**
Income (loss) from discontinued operations (Note I)	(989)	(141)	(848)	**	(1,822)	32	(1,854)	**
Net income (loss)	(28,729)	34,466	(63,195)	**	(325,280)	30,148	(355,428)	**
Net (income) loss attributable to noncontrolling interest	(2,331)	(3,418)	1,087	31.8%	636	(3,329)	3,965	**
Net loss attributable to redeemable noncontrolling interest	302	368	(66)	-17.9%	1,023	644	379	58.9%
Net income (loss) attributable to Viad	$(30,758)	$31,416	$(62,174)	**	$(323,621)	$27,463	$(351,084)	**

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$(29,769)	$31,557	$(61,326)	**	$(321,799)	$27,431	$(349,230)	**
Income (loss) from discontinued operations (Note I)	(989)	(141)	(848)	**	(1,822)	32	(1,854)	**
Net income (loss)	$(30,758)	$31,416	$(62,174)	**	$(323,621)	$27,463	$(351,084)	**

Diluted income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$(1.54)	$1.54	$(3.08)	**	$(15.98)	$1.33	$(17.31)	**
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.05)	(0.01)	(0.04)	**	(0.09)	—	(0.09)	**
Net income (loss) attributable to Viad common shareholders	$(1.59)	$1.53	$(3.12)	**	$(16.07)	$1.33	$(17.40)	**

Basic income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$(1.54)	$1.54	$(3.08)	**	$(15.98)	$1.33	$(17.31)	**
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.05)	(0.01)	(0.04)	**	(0.09)	—	(0.09)	**
Net income (loss) attributable to Viad common shareholders	$(1.59)	$1.53	$(3.12)	**	$(16.07)	$1.33	$(17.40)	**

Common shares treated as outstanding for income (loss) per share calculations:
Weighted-average outstanding common shares	20,293	20,168	125	0.6%	20,263	20,129	134	0.7%
Weighted-average outstanding and potentially dilutive common shares	20,293	20,311	(18)	-0.1%	20,263	20,267	(4)	0.0%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

GES Revenue — During the third quarter of 2020, we identified prior period errors related to the recognition of revenue of our Corporate Accounts’ third-party services. Revenue from these services should have been recorded net. Whereas previously, we recorded this revenue on a gross basis, thus overstating revenue and cost of services by the same amount. As a result, GES' prior period revenue shown in this press release has been corrected to reflect this gross-to-net adjustment. We determined that the error is not material to the previously issued financial statements. The following table provides a reconciliation of previously reported revenue to the corrected figures for 2020 and 2019:

	2020			2019
	1st Quarter	2nd Quarter	June YTD	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Total GES revenue as previously reported	$292,485	$25,599	$318,084	$274,927	$346,870	$227,445	$299,640	$1,148,882
Gross to net correction for GES North America	(8,708)	(170)	(8,878)	(8,799)	(16,423)	(6,859)	(15,216)	(47,297)
Gross to net correction for GES EMEA	(1,092)	(110)	(1,202)	(1,307)	(5,401)	(1,886)	(1,583)	(10,177)
Total GES revenue as corrected	$282,685	$25,319	$308,004	$264,821	$325,046	$218,700	$282,841	$1,091,408
(B)

Corporate Activities — The decrease in corporate activities expense during the nine months ended September 30, 2020 relative to 2019 was primarily due to lower headcount, lower performance-based compensation expense as we reduced our estimated performance achievement to zero as a result of COVID-19, and higher acquisition transaction-related costs in 2019, offset in part by fees and expenses related to the equity raise and credit facility amendment.

(C)

Restructuring Charges — Restructuring charges during the three and nine months ended September 30, 2020 and 2019 were primarily related to the elimination of positions and facility closures at GES, as well as charges related to the closure and liquidation of GES' UK-based audio-visual services business during the 2020 third quarter. The 2019 actions arose in connection with our ongoing efforts to simplify and transform GES for greater profitability. In response to the COVID-19 pandemic in 2020, we accelerated our transformation and streamlining efforts at GES to significantly reduce costs and create a lower and more flexible cost structure focused on servicing our more profitable market segments. The 2020 charges also included amounts related to the elimination of positions at our corporate office in response to the pandemic.

(D)

Impairment Charges — During the three months ended September 30, 2020, we recorded a fixed asset impairment charge of $0.7 million. During the nine months ended September 30,2020, we recorded non-cash goodwill impairments of $185.8 million, a non-cash impairment charge to intangible assets of $15.7 million, and fixed asset impairment charges of $1.6 million.

(E)	Legal Settlement — During 2019, we recorded a charge to resolve a legal dispute at GES involving a former industry contractor.
(F)

Pension Plan Withdrawal — During 2019, we finalized the terms of a new collective-bargaining agreement with the Teamsters 727 union. The terms included a withdrawal from the under-funded Central States Pension Plan. Accordingly, we recorded a charge of $15.5 million, which represented the estimated present value of future contributions we will be required to make to the plan as a result of this withdrawal from the plan. Additionally, in 2020, we recorded $0.5 million related to the withdrawal from one of our multi-employer plans.

(G)	Net Interest Expense — The increase in net interest expense for the three and nine months ended September 30, 2020 relative to 2019 was primarily due to higher debt balances in 2020.
(H)

Income Taxes — The effective rate was a negative 3% for the three months ended September 30, 2020 and 26% for the three months ended September 30,2019. The effective rate was negative 7% for the nine months ended September 30, 2020 and 27% for the nine months ended September 30, 2019. The negative effective tax rates for the three and nine months ended September 30, 2020 were due to no tax benefits being recorded in our U.S., United Kingdom, and other European jurisdictions as a result of recording a valuation allowance during the second quarter of 2020 against our net deferred tax assets in these jurisdictions due to our belief that it is more likely than not that we will be unable to realize the tax benefits from our current year losses in these jurisdictions.

(I)

Income (Loss) from Discontinued Operations — Loss from discontinued operations during the three and nine months ended September 30, 2020 was primarily due to a settlement and legal expenses related to previously sold operations. Income from discontinued operations for the nine months ended September 30, 2019 was primarily related to a favorable legal settlement related to previously sold operations partially offset by legal expenses.

	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Net income (loss) attributable to Viad	$(30,758)	$31,416	$(62,174)	**	$(323,621)	$27,463	$(351,084)	**
Less: Allocation to nonvested shares	—	(226)	226	-100.0%	—	(196)	196	-100.0%
Convertible preferred stock dividends	(1,134)	—	(1,134)	**	(1,134)	—	(1,134)	**
Adjustment to the redemption value of redeemable noncontrolling interest	(432)	(264)	(168)	-63.6%	(890)	(530)	(360)	-67.9%
Net income (loss) allocated to Viad common shareholders	$(32,324)	$30,926	$(63,250)	**	$(325,645)	$26,737	$(352,382)	**

Weighted-average outstanding common shares	20,293	20,168	125	0.6%	20,263	20,129	134	0.7%

Basic income (loss) per common share attributable to Viad common shareholders	$(1.59)	$1.53	$(3.12)	**	$(16.07)	$1.33	$(17.40)	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Income/(Loss) Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Income/(Loss)”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP. The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below. Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended September 30,				Nine months ended September 30,
($ in thousands)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Income (loss) before other items:
Net income (loss) attributable to Viad	$(30,758)	$31,416	$(62,174)	**	$(323,621)	$27,463	$(351,084)	**
(Income) loss from discontinued operations attributable to Viad	989	141	848	**	1,822	(32)	1,854	**
Income (loss) from continuing operations attributable to Viad	(29,769)	31,557	(61,326)	**	(321,799)	27,431	(349,230)	**
Restructuring charges, pre-tax	11,259	1,702	9,557	**	12,370	6,845	5,525	80.7%
Impairment charges, pre-tax	676	—	676	**	203,076	—	203,076	**
Legal settlement, pre-tax	—	—	—	**	—	8,500	(8,500)	-100.0%
Pension plan withdrawal, pre-tax	—	—	—	**	462	15,508	(15,046)	-97.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	1,462	1,493	(31)	-2.1%	4,773	3,511	1,262	35.9%
Tax benefit on above items	(36)	(724)	688	95.0%	(122)	(8,519)	8,397	98.6%
(Favorable) unfavorable tax matters	—	(2,105)	2,105	-100.0%	25,500	(2,105)	27,605	**
Net loss attributable to FlyOver Iceland noncontrolling interest	—	(242)	242	-100.0%	—	(518)	518	-100.0%
Income (loss) before other items	$(16,408)	$31,681	$(48,089)	**	$(75,740)	$50,653	$(126,393)	**

(per diluted share)
Income (loss) before other items:
Net income (loss) attributable to Viad	$(1.59)	$1.53	$(3.12)	**	$(16.07)	$1.33	$(17.40)	**
(Income) loss from discontinued operations attributable to Viad	0.05	0.01	0.04	**	0.09	—	0.09	**
Income (loss) from continuing operations attributable to Viad	(1.54)	1.54	(3.08)	**	(15.98)	1.33	(17.31)	**
Restructuring charges, pre-tax	0.55	0.08	0.47	**	0.61	0.34	0.27	79.4%
Impairment charges, pre-tax	0.03	—	0.03	**	10.02	—	10.02	**
Legal settlement, pre-tax	—	—	—	**	—	0.42	(0.42)	-100.0%
Pension plan withdrawal, pre-tax	—	—	—	**	0.02	0.76	(0.74)	-97.4%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	0.07	0.07	—	0.0%	0.24	0.17	0.07	41.2%
Tax benefit on above items	—	(0.02)	0.02	-100.0%	(0.01)	(0.39)	0.38	97.4%
(Favorable) unfavorable tax matters	—	(0.10)	0.10	-100.0%	1.26	(0.10)	1.36	**
Equity related adjustments (Note B)	0.08	—	0.08	**	0.10	—	0.10	**
Net loss attributable to FlyOver Iceland noncontrolling interest	—	(0.01)	0.01	-100.0%	—	(0.03)	0.03	-100.0%
Income (loss) before other items	$(0.81)	$1.56	$(2.37)	**	$(3.74)	$2.50	$(6.24)	**

($ in thousands)
Adjusted EBITDA:
Net income (loss) attributable to Viad	$(30,758)	$31,416	$(62,174)	**	$(323,621)	$27,463	$(351,084)	**
(Income) loss from discontinued operations attributable to Viad	989	141	848	**	1,822	(32)	1,854	**
Impairment charges, pre-tax	676	—	676	**	203,076	—	203,076	**
Interest expense	5,508	3,740	1,768	47.3%	14,712	9,612	5,100	53.1%
Income tax expense	735	11,891	(11,156)	-93.8%	20,454	10,861	9,593	88.3%
Depreciation and amortization	13,916	16,346	(2,430)	-14.9%	43,051	44,061	(1,010)	-2.3%
Other noncontrolling interest	(1,547)	(1,819)	272	15.0%	(2,876)	(2,086)	(790)	-37.9%
Adjusted EBITDA	$(10,481)	$61,715	$(72,196)	**	$(43,382)	$89,879	$(133,261)	**

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

(A)	Acquisition-related costs and other non-recurring expenses include:
	Three months ended September 30,				Nine months ended September 30,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Acquisition integration costs - Pursuit[1]	$1	$235	$(234)	-99.6%	$61	$268	$(207)	-77.2%
Acquisition transaction-related costs - Pursuit[1]	(2)	83	(85)	**	(16)	354	(370)	**
Acquisition transaction-related costs - Corporate[2]	4	297	(293)	-98.7%	183	1,347	(1,164)	-86.4%
Acquisition start-up costs[1,3]	1,014	878	136	15.5%	2,864	1,542	1,322	85.7%
Other non-recurring expenses[4]	445	—	445	**	1,681	—	1,681	**
Acquisition-related and other non-recurring expenses, pre-tax	$1,462	$1,493	$(31)	-2.1%	$4,773	$3,511	$1,262	35.9%

1 Included in segment operating income (loss)

2 Included in corporate activities

3 Includes costs related to the development of Pursuit's new FlyOver attractions in Iceland, Las Vegas, and Toronto and the Sky Lagoon in Iceland.

4 Includes advisory fees related to Viad’s capital raise and credit facility amendment in response to the COVID-19 pandemic.

(B)	Equity related adjustments include convertible preferred stock dividends and an adjustment to the redemption value of redeemable noncontrolling interest.

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods. The impact of exchange rate variances (or "FX Impact") is calculated as the difference between current period activity translated at the current period's exchange rates and the comparable prior period's exchange rates. Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended September 30, 2020				Three months ended September 30, 2019
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
Viad Consolidated:
Revenue	$63,072	—	$(131)	$63,203	$353,743	$—	$353,743
Net income (loss) attributable to Viad	$(30,758)				$31,416
Net income attributable to noncontrolling interest	2,331				3,418
Net loss attributable to redeemable noncontrolling interest	(302)				(368)
Loss from discontinued operations	989				141
Income tax expense	735				11,891
Net interest expense	5,450				3,661
Other expense	210				281
Impairment charges	676				—
Restructuring charges	11,259				1,702
Corporate activities expense	2,645				2,680
Corporate eliminations	(16)				(16)
Segment operating income (loss)	$(6,781)	$—	$(262)	$(6,519)	$54,806	$—	$54,806
Attraction start-up costs (B)	1,014	—	—	1,014	878	—	878
Integration costs	1	—	—	1	235	—	235
Acquisition transaction-related costs	(2)	—	—	(2)	83	—	83
Adjusted segment operating income (loss)	(5,768)	—	(262)	(5,506)	56,002	—	56,002
Segment depreciation	11,441	—	(13)	11,454	12,654	—	12,654
Segment amortization	2,463	—	(27)	2,490	3,635	—	3,635
Adjusted Segment EBITDA	$8,136	$—	$(302)	$8,438	$72,291	$—	$72,291
Adjusted segment operating margin	-9.1%		**	-8.7%	15.8%		15.8%
Adjusted segment EBITDA margin	12.9%		**	13.4%	20.4%		20.4%

GES:
Revenue	$14,257	$—	$126	$14,131	$218,700	$—	$218,700
Segment operating loss	$(18,248)	$—	$(260)	$(17,988)	$(11,586)	$—	$(11,586)
Adjusted segment operating loss	(18,248)	—	(260)	(17,988)	(11,586)	—	(11,586)
Depreciation	5,266	—	30	5,236	6,199	—	6,199
Amortization	1,401	—	4	1,397	2,587	—	2,587
Adjusted segment EBITDA	$(11,581)	$—	$(226)	$(11,355)	$(2,800)	$—	$(2,800)
Adjusted segment operating margin	**		**	**	-5.3%		-5.3%
Adjusted segment EBITDA margin	-81.2%		**	-80.4%	-1.3%		-1.3%

GES North America:
Revenue	$11,767	$—	$(2)	$11,769	$185,124	$—	$185,124
Segment operating loss	$(10,986)	$—	$12	$(10,998)	$(8,562)	$—	$(8,562)
Adjusted segment operating loss	(10,986)	—	12	(10,998)	(8,562)	—	(8,562)
Depreciation	4,357	—	(2)	4,359	4,927	—	4,927
Amortization	1,312	—	—	1,312	2,330	—	2,330
Adjusted segment EBITDA	$(5,317)	$—	$10	$(5,327)	$(1,305)	$—	$(1,305)
Adjusted segment operating margin	-93.4%		**	-93.4%	-4.6%		-4.6%
Adjusted segment EBITDA margin	-45.2%		**	-45.3%	-0.7%		-0.7%

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended September 30, 2020				Three months ended September 30, 2019
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
GES EMEA:
Revenue	$2,774	$—	$128	$2,646	$39,300	$—	$39,300
Segment operating loss	$(7,262)	$—	$(272)	$(6,990)	$(3,024)	$—	$(3,024)
Adjusted segment operating loss	(7,262)	—	(272)	(6,990)	(3,024)	—	(3,024)
Depreciation	909	—	32	877	1,272	—	1,272
Amortization	89	—	4	85	257	—	257
Adjusted segment EBITDA	$(6,264)	$—	$(236)	$(6,028)	$(1,495)	$—	$(1,495)
Adjusted segment operating margin	**		**	**	-7.7%		-7.7%
Adjusted segment EBITDA margin	**		**	**	-3.8%		-3.8%

Pursuit:
Revenue	$48,815	—	$(257)	$49,072	$135,043	—	$135,043
Segment operating income	$11,467	$—	$(2)	$11,469	$66,392	$—	$66,392
Integration costs	1	—	—	1	235	—	235
Acquisition transaction-related costs	(2)	—	—	(2)	83	—	83
Acquisition start-up costs (B)	1,014	—	—	1,014	878	—	878
Adjusted segment operating income	12,480	—	(2)	12,482	67,588	—	67,588
Depreciation	6,175	—	(43)	6,218	6,455	—	6,455
Amortization	1,062	—	(31)	1,093	1,048	—	1,048
Adjusted segment EBITDA	$19,717	$—	$(76)	$19,793	$75,091	$—	$75,091
Adjusted segment operating margin	25.6%		0.8%	25.4%	50.0%		50.0%
Adjusted segment EBITDA margin	40.4%		29.6%	40.3%	55.6%		55.6%

(A)	No acquisitions were completed during the three months ended September 30, 2020 or September 30, 2019.
(B)	Includes costs related to the development of Pursuit's new FlyOver attractions in Iceland, Las Vegas, and Toronto and the Sky Lagoon in Iceland.